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                                                                    Exhibit 5.01

                              Day, Berry & Howard
                                   CityPlace
                        Hartford, Connecticut 06103-3499
                           Telephone: (860) 275-0100
                           Facsimile: (860) 275-0343

                                                                 August 21, 1997


MBIA, Inc.
113 King Street
Armonk, New York 10504

Dear Ladies and Gentlemen:

          We have acted as special Connecticut counsel to MBIA Inc., a Connecticut corporation (the "Company"), in connection with the filing by the Company of a Registration Statement of Form S-3 (the "Registration Statement") relating to 59,942 shares (the "Shares") of the Company's common stock, par value $1.00 per share, to be sold by the Selling Stockholders named therein.

          We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

          Based on the foregoing, we are of the opinion that Shares have been duly authorized and are validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                      Very truly yours,

                                                      /s/ Day, Berry & Howard